Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Plan Administrator
Mohawk Carpet, LLC
     Retirement Savings Plan II:
We consent to the incorporation by reference in the registration statement (No. 33-87998) on Form S-8 of Mohawk Industries, Inc. of our report dated June 25, 2010, with respect to the statements of net assets available for plan benefits of the Mohawk Carpet, LLC Retirement Savings Plan II as of December 31, 2009 and 2008, and the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of schedule H, Line 4i — schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Mohawk Carpet, LLC Retirement Savings Plan II.
Our report refers to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008.

/s/ KPMG LLP
Atlanta, Georgia
June 25, 2010

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